Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-809-4048 rob@fnkir.com

Ormat Technologies Inc. Concludes Auction to Price approxIMATELY $290Million Aggregate Principal Amount of Senior Unsecured Bonds in Proposed Regulation S Offering

Reno, Nevada, July 1, 2020 -- Ormat Technologies, Inc. (NYSE: ORA) is pleased to announce that it has concluded an auction tender and accepted subscriptions for NIS 1.0 billion aggregate principal amount of senior unsecured bonds (the "Bonds"). The Bonds are being issued in Israeli Shekels and will be converted to approximately U.S.$290.0 million using a cross-currency swap transaction (the “Swap”) shortly after the completion of such issuance. Ormat will issue the Bonds in an unregistered offering outside the United States to investors who are not "U.S. persons", as such term is defined in Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and otherwise subject to the requirements of Regulation S. Completion of the issuance of the Bonds is expected to be in the first week of July 2020.

The Bonds will mature in June 2031 and bear prior to the Swap a fixed interest rate of 3.35% per annum, payable semi-annually starting December 2020. Upon completion of the Swap, subject to market conditions, we expect the Bonds will bear a fixed interest rate of 4.35% per annum. The Bonds will be repaid in 10 equal installments starting June 2022, unless prepaid earlier by Ormat pursuant to the terms and conditions of the trust instrument that will govern the Bonds. The Bonds received a rating of ilAA- from Maloot S&P in Israel with a stable outlook.

Ormat intends to use the proceeds of the Bonds to pay $47 million for the acquisition of the Pomona energy storage facility, pay existing indebtedness and support its growth plans. Ormat expects its overall effective interest rate to decrease as a result of this refinancing.

The Bonds will be listed on the TACT-Institutional System maintained by The Tel Aviv Stock Exchange Ltd. The Bonds will not be resold in the United States or to any "U.S. person" absent registration under the Securities Act or the availability of an applicable exemption from the registration requirements under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall there be any offering or sale of Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 63 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 578 employees in the United States and 830 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 3,000 MW of gross capacity. Ormat’s current 933 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary.

ORMAT TECHNOLOGIES, INC.
6140 Plumas Street Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2020 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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